UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 28, 2008 (August 22, 2008)

Date of Report (Date of earliest event reported)

TERRA NOSTRA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-49631	86-0875500
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

790 East Colorado Blvd., 9th Floor

Pasadena, CA 91101

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (626) 796-0088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance-Sheet Arrangement.

Background

As previously reported by Terra Nostra Resources Corp. (“Terra Nostra” or the “Company”) on Current Report on Form 8-K, dated September 5,  2007, as amended from time to time to report subsequent closings, the Company conducted an offering (the “Offering”) of its 10% Senior Secured Promissory Notes (“Notes”) and Common Stock Purchase Warrants (“Warrants”). From August 2007 through December 2007, the Company sold $24,925,000 in aggregate principal face amount of Notes pursuant to the Offering to certain “accredited investors.” The Maturity Date of the Notes, as defined in the Notes, is nine months from the issuance date.

Defaults

On August 21, 2008, the Company was unable to repay the principal and interest due under certain Notes issued by the Company pursuant to the Offering. As a result of the such default, the Company’s payment obligations under all defaulted Notes were accelerated and became immediately due and payable. Accordingly, as of August 22, 2008, the Company owed these noteholders an aggregate of $21,040,056.75 under the Notes, including principal and interest at the Default Rate (as defined below). Further, as a result of the Default, the defaulted Notes shall now bear interest at a rate equal to eighteen percent (18%), retroactive to the issuance date of the Notes on the unpaid principal amount of the Notes outstanding through the date on which such event of default ceases to exist (“Default Rate”). Moreover, the noteholders  may pursue all other available remedies as provided for in the  Notes and, as  secured creditors, the noteholders may be entitled to exercise their respective rights to take possession of their pro rata share of the Company’s common stock which was pledged by the Company’s Chief Executive Officer, James Po, pursuant to that certain Pledge Agreement.

The Company is currently working to address the issues presented by its outstanding obligations.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

TERRA NOSTRA RESOURCES CORP.
By:	/s/Sun Liu James Po Chief Executive Officer

August 28, 2008

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